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As filed with the Securities and Exchange Commission on December 16, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OWNERTEL, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2634747 (I.R.S. Employer Identification Number)
1413 S. Howard Ave., Suite 209 Tampa, Florida (Address of Principal Executive Offices)	33606 (Zip Code)

OWNERTEL, INC.
Consulting Agreements
(Full title of the plan)

William G. Head, III
Chairman of the Board, President and Chief Executive Officer
OWNERTEL, INC.
1413 S. Howard Ave., Suite 209, Tampa, FL 33606
(Name and address of agent for service)

(813) 253-3353
(Telephone number, including area code, of agent for service)

COPIES TO:

Robert E. Altenbach, Esq.
Greenberg Traurig, LLP
3290 Northside Parkway, N.W., Suite 400
Atlanta, GA 30327

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock	3,382,000	$0.40	$1,352,800	$124.46

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Consulting Agreements by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of outstanding shares.

(2)
Calculated for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

        OwnerTel, Inc. (the "Company") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 (the "Securities Act") to register up to 3,036,000 shares of the Company's common stock, par value $0.001 per share, issuable pursuant to certain consulting agreements included herein. This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. This prospectus may be used for reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 346,000 shares of the Company's common stock that have been acquired by the Selling Shareholders.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*
Information required by Part I to be contained in the Section 10(A) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

RESALE PROSPECTUS

OWNERTEL, INC.

346,000 SHARES OF ITS COMMON STOCK

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission on Form S-8. On Form S-8, we registered the shares of common stock issuable under certain consulting agreements (the "Consulting Agreements").

        This prospectus may be used by certain persons to sell a maximum of 346,000 shares of common stock. These persons include those listed on page 15 below as "Selling Shareholders." While the Selling Shareholders may sell up to the number of shares of common stock listed in the "Shares of Common Stock Registered Under This Prospectus" column opposite their names at any time or from time to time until the termination of this offering, they are not required to sell any shares. We will not receive any proceeds from the offering. We will bear the costs related to the registration of the shares of our common stock being offered by this prospectus, other than brokerage commissions, discounts or other similar expenses relating to the sale of such shares.

        Our shares of common stock are listed for trading on the Over The Counter Bulletin Board under the symbol "OTEL." On December 12, 2002, the last reported sale price for our common stock on the OTC Bulletin Board was $0.40 per share. For more information on how the selling shareholders may sell these shares, please read the section of the prospectus entitled "Plan of Distribution."

        The Common Stock offered by this Prospectus involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" Beginning on Page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2002.

PROSPECTUS SUMMARY	1
The Company
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	8
BUSINESS	9
Background	9
Business Strategy	9
SELLING SHAREHOLDERS	9
PLAN OF DISTRIBUTION	10
Selling Shareholders
LEGAL PROCEEDINGS	10
LEGAL MATTERS	11
EXPERTS	11
ADDITIONAL INFORMATION	11
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	13

        You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. No one has been authorized to provide you with different information. Neither we nor the selling shareholders are making an offer to sell the shares offered by this prospectus in any jurisdiction where the offer or sale of such shares is not permitted.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents. You should consider any statement contained in a document incorporated or deemed incorporated by reference in this prospectus or in any supplement to be modified or superseded to the extent that a statement contained in this prospectus (including any supplement), or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as so modified or superseded, to constitute a part of this prospectus.

SUMMARY

        OwnerTel was formed on July 2, 2001 as a Georgia corporation. We have recently begun to market the resale of local and long distance telephone and internet service for TransNet, Inc. ("TransNet"), and ultimately intend to become our own reseller of these services. Resellers of telecommunications services purchase these services in bulk at "wholesale" rates and resell the services to their customers at higher "retail" rates. As a marketer of a reseller's services, we receive a commission payment or flat fee from the reseller for the services we sell on its behalf.

        In addition, we have implemented a customer retention strategy that we believe is unique to our industry—the ability of our customers to earn our stock through their long distance usage, as opposed to other affinity programs that offer free minutes or air miles. OwnerTel believes that its customers will be less likely to switch carriers because they will be stockholders in their long distance carrier. Through increased customer retention, OwnerTel believes that its value will be much higher for its shareholders.

        Because OwnerTel has not yet acquired the necessary regulatory certifications to become a reseller, OwnerTel will continue to operate as a marketer of TransNet's, and possibly other reseller's, services. OwnerTel uses independent sales agents and relationships with resellers to sell its services.

        Our offices are located at 1413 S. Howard Ave., Suite 209, Tampa, FL 33606. The Company's phone number is (813) 253-3353.

RISK FACTORS

        An investment in our Common Stock is a risky investment. The following are some of the potential risks of an investment in our Common Stock and you should read them carefully before purchasing shares of our Common Stock.

GENERAL RISKS

        We are a new business with a limited operating history which makes it more likely that our business will fail and shareholders will lose their investment

        We are a new business with a limited operating history. Our business is subject to the same risks that all new businesses face. In addition, our business plan for customer recruitment and retention, which includes the ability of our customers to earn shares of our common stock, is unproven and may prove to be unsuccessful. Because as of the date of this prospectus we have a limited operating history, you do not have access to all of the information that is available to the purchasers of securities of a company with a history of operations, including but not limited to, historical financial statements. This information may be important to you in assessing your proposed investment. Our profitability will depend primarily upon our ability to earn commissions from the sale of TransNet's services, and our ability to become a reseller. Because of the substantial startup costs that must be incurred by a new company, we expect to incur significant operating losses during our initial years of operations.

        Our lack of established revenue stream will result in anticipated operating losses.

        We did not generate any significant revenues from the resale of TransNet's local and long distance telephone and internet services through September 30, 2002 and incurred a loss of approximately $3,313,000 for the period from July 2, 2001 (incorporation) to September 30, 2002. We have generated approximately $73,000 in revenues through the first three quarters of 2002. Although we anticipate revenues to increase, we also expect operating costs to increase as well. Consequently, we expect to incur operating losses and negative cash flow for the near future. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditor's report on the December 31, 2001 financial statements. To the extent that any increase in expenses are not timely followed by increased revenues, our business, results of operations, financial condition and prospects would be materially adversely affected.

        We have a lack of profits, negative cash flow and will need to raise capital in the future to fund our business growth.

        We incurred a net loss for the period from July 2, 2001 (incorporation) to September 30, 2002 of approximately $3,313,000. As a result of these losses and negative cash flows from operations, our ability to continue operations will be dependent upon the availability of capital from outside sources unless and until we achieve profitability.

        Our future capital requirements will depend on many factors, including cash flow from operations, market developments and an ability to successfully market our products. Our recurring operating losses and working capital needs will require us to obtain additional capital to operate our business before we have established that our business will generate significant revenue. We will depend almost exclusively on outside capital to meet our capital needs. Such outside capital may include the sale of additional stock and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet our capital needs or, if the capital is available, it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. If we were unable to obtain financing in the amounts and on terms deemed acceptable, our business and future success may be adversely affected.

        The success of our company will be dependent on our ability to retain and attract experienced and knowledgeable personnel

        OwnerTel believes that its continued success will depend to a significant extent upon the abilities and efforts of its current management. OwnerTel does not have employment agreements and does not maintain key man life insurance on either of its current management. The loss of the services of either of our current management, particularly Mr. Head, our Chairman and President, would hinder our ability to raise funds in this offering.

        Additionally, because both members of our current management, Mr. Head and Ms. Crews, have limited experience in our industry, OwnerTel intends to hire additional management with significant experience in our industry. OwnerTel believes that its success will depend, in part, upon our ability to find, hire, and retain additional key management personnel with experience in our industry. The inability to find, hire, and retain such personnel could affect our ability to effectively compete, adjust and predict changes in our industry.

        Because the company is in the early stage of its operations we expect to experience initial rapid growth which will be difficult to manage

        OwnerTel's strategy includes initially acting as a marketer for other resellers, and ultimately becoming a reseller of local and long distance telephone and internet services. Because OwnerTel is currently in the early stage of its operations, OwnerTel expects to initially experience rapid growth, which will place additional demands upon our current management and other resources and will require additional working capital, information systems, and management, operational, and other financial resources. The growth of OwnerTel will depend on various factors, including, among others:

  •
  the ability of management to implement our strategy,

  •
  competition,

  •
  the ability of OwnerTel to obtain its own public service commission certifications, and

  •
  the ability of OwnerTel's Integrated Communications Providers to handle our growth in the amount of services we sell.

        Not all of the foregoing factors are within our control. OwnerTel's ability to manage growth successfully will require OwnerTel to continually enhance its operational, management, financial, and information systems and controls. We may not be able to manage or fund expanding operations and, if our management is unable to manage growth effectively or fund our growth, we may miss profitable opportunities and/or inefficiently allocate our resources which will effect our business, operating results, and financial condition.

RISKS RELATED TO OUR BUSINESS

        We currently are dependent on our relationship with TransNet to provide us with telecommunications services to market

        In September, 2001 OwnerTel entered into an agreement with TransNet to provide TransNet with marketing services. TransNet is a reseller of local and long distance telephone and internet service. At this time, we do not have agreements with any other resellers. Our marketing agreement with TransNet is for a period of one year, and is automatically renewable for successive one-year terms unless terminated by either of the parties. Although our marketing agreement was renewed in September 2002, we cannot assure you that TransNet will not terminate the agreement or that we will be able to enter into agreements with any other resellers.

        Currently, TransNet's only contract with a provider of local and long distance telephone and internet service is with Transpoint Communications, Inc. TransNet's agreement with Transpoint is for a term of three years, and is automatically renewable for additional one year terms unless either party cancels the Agreement by sending written notice of intent to cancel, effective on the final day of the Agreement, at least thirty days prior to the expiration of the current term. The current term expires on August 31, 2004. Accordingly, we are currently dependent on TransNet's relationship with Transpoint to provide us with local and long distance telephone and internet services to market. If Transpoint terminates its contract with TransNet, and TransNet does not contract with another communications provider, we would be required to seek another reseller, or become our own reseller. In such event, the cost paid for such services may exceed that expected to be paid under the TransNet contract, which could have a material adverse effect on our results of operations.

        We may become subject to numerous regulatory risks as a participant in the telecommunications reseller industry

        Initially, OwnerTel will act as a marketer for TransNet's local and long distance telephone and internet services. However, OwnerTel intends to obtain the necessary public service commission certifications to become a reseller of long distance telephone service, either pursuant to our Option and Services Agreement with TransNet, or on our own. If and when we become a reseller of such services, we will become subject to state and federal statutes and rules regulating the telecommunications industry. These regulations vary from state to state and consist of such items as:

  •
  approval procedures for resale agreements;

  •
  certification or licensing procedures and requirements;

  •
  tariff requirements;

  •
  reporting requirements; and

  •
  requirements in connection with customer billing, suspension and disconnection.

        As a result of becoming subject to statutes and rules regulating the telecommunications industry, we expect to have increased compliance and regulatory expenses.

        We may not be able to obtain all of the Public Service Commission Certifications and Customer Base that we desire from TransNet

        In September, 2001 we entered into an Option Agreement to purchase the public service commission certifications and long distance telephone customer base of TransNet, which option was extended through December 31, 2002, as of September 21, 2002. The regulations concerning the transfer of public service commission certifications vary from state to state and we may not be able to acquire from TransNet all of the public service commission certifications that we need to become a reseller of local and long distance telephone and internet service in the states in which we wish to resell such services. If we are unable to exercise our option to purchase public service commission certifications from TransNet in any state in which we desire to become a reseller, we will need to apply for such public service commission certifications on our own, or we will be unable to have any of our own customers in those states. Any delay in obtaining public service commission certifications in any states in which we desire to become a reseller will delay our ability to acquire TransNet's customer base in such states, recruit our own customers in such states, and generate the increased revenue we expect to receive as a reseller for such services as opposed to a marketer for resellers.

        We face significant competition that may adversely affect our ability to attract and retain customers and maintain our expected pricing structure

        The United States telecommunications industry is highly competitive and significantly influenced by the marketing and pricing decisions of the larger industry participants. Whether OwnerTel markets TransNet's services, or becomes its own reseller, we expect to compete for customers with a number of well-established providers, as well as many other providers with less significant market share. Many of our competitors:

  •
  are significantly larger than us;

  •
  have substantially greater financial, technical, and marketing resources;

  •
  offer a broader portfolio of services than we do;

  •
  have long-standing relationships with many of our target customers; and

  •
  have greater name recognition and brand loyalty.

        In this competitive environment our competitors may reduce rates or offer incentives to our existing and potential customers. For example, several domestic long distance carriers have introduced pricing strategies which provide for fixed, low rates for domestic calls. We believe that to maintain our competitive position we must be able to reduce our prices to meet reductions in rates by others, and cannot predict to what extent we may need to reduce our prices or whether we will be able to sustain future pricing levels if any of our competitors introduce competing services or similar services at lower prices. As a result, we cannot predict whether demand for any services we offer will exist at prices that enable us to continue to attract and retain customers or achieve profitability or positive cash flow.

        The company believes that its long-term success will depend on its ability to offer additional services

        OwnerTel's strategy includes offering additional communications services, which may include, among others:

  •
  international wholesale and retail long distance service,

  •
  paging,

  •
  wireless cable,

  •
  home security monitoring and communication, and

  •
  cellular phone service.

        The ability of OwnerTel to offer these additional services will be limited by our ability to enter into agreements with providers or resellers of such services. Because we are currently only a marketer for TransNet's services, until we receive our own regulatory approval or establish relationships with other resellers, we are currently limited by TransNet's ability or desire to offer the foregoing. Additionally, the entry into new markets entails risks associated with the state of development of the market, intense competition from companies already operating in those markets, potential competition from companies that may have greater financial resources and experience than OwnerTel, and increased selling and marketing expenses. There can be no assurance that we will be able to offer these services or that any services that we are able to offer will receive market acceptance in a timely manner, or at all, or that prices and demand in new markets will be at a level sufficient to provide profitable operations.

        A high level of customer attrition is characteristic of our industry

        OwnerTel believes that a high level of subscriber attrition is a characteristic of the domestic residential long distance industry. Attrition is attributable to a variety of factors, including the termination of customers for non-payment and the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs, and the issuance of cash or other forms of incentives. Although we believe that our customer retention strategy, which includes the ability of our customers to earn common stock in OwnerTel, is unique to our industry, our strategy may prove to be unsuccessful. Because our revenue is based on recurring fees received from our customers, a high level of attrition could affect our results of operations by increasing costs associated with the acquisition of new customers and affecting our ability to achieve positive cash flow.

        We are dependent on third parties for our operations

        We are dependent upon third parties to:

  •
  provide local and long distance telephone and internet service to our customers;

  •
  perform customer service functions; and

  •
  collect billing information.

        We have entered into an agreement with TransNet to provide billing, collection and customer service functions for us. TransNet will need to process call detail records quickly and accurately to produce customer bills. If we are unable to bill and collect receivables from our future customers because of problems with TransNet's information systems, our cash flows could be interrupted which could materially adversely affect our business, financial condition and results of operations.

        We intend to use independent contractors to recruit our customers who are less likely than traditional employees to remain with our company

        OwnerTel intends to use independent sales agents and its relationship with other resellers to sell its services. In September, 2001 we entered into an Assignment Agreement with TransNet whereby TransNet assigned its agreements with sixty-one of its independent sales agents to OwnerTel. In addition, in September, 2001, we also entered into an Independent Sales Representative Agreement with Plenitude, a Nevada network marketing company, under which Plenitude will offer our services to its distributors for them to resell. OwnerTel believes that significant turnover among independent sales agents from year to year is typical of direct selling. Activities of the independent sales agents in obtaining new subscribers are particularly impacted by changes in the level of independent sales agent motivation, which in turn can be positively or negatively affected by general economic conditions, modifications in the commission and training fees and in our marketing plan, and a number of intangible factors. Our ability to attract independent sales agents could be negatively affected by adverse publicity relating to OwnerTel or its services or its operations. Because of the number of factors that impact the recruiting of independent sales agents, we cannot predict when or to what extent such increases or decreases in the level of our independent sales agent retention will occur. In addition, the number of independent sales agents as a percentage of the population may reach levels that become difficult to exceed due to the finite number of persons inclined to pursue an independent direct selling business opportunity.

        Because our sales force is made up of independent contractors, we have less control over the actions of our sales force

        Because our independent sales agents will be classified as independent contractors, and not as employees of OwnerTel, we will be unable to provide them with the same level of direction and oversight as OwnerTel employees. While we expect to implement policies and rules governing the conduct of our independent sales agents and intend to periodically review the sales tactics of our independent sales agents, it will be difficult to enforce such policies and rules for our independent sales agents. Violations of these policies and rules may reflect negatively on OwnerTel. Long distance carriers have been subject to complaints before the FCC and state public utility commissions regarding the unauthorized switching of subscribers' long distance carriers (also known in the industry as "slamming").

RISKS RELATED TO THIS OFFERING

        An active trading market may not develop for our common stock

        Our stock is quoted on the OTC Bulletin Board under the symbol "OTEL". As of the date of this prospectus, our average weekly trading volume has been approximately 18,000 shares. An active trading market may not develop subsequent to the Offering or, if developed, may not be sustained. Typically, stocks traded on the OTC Bulletin Board have very limited liquidity, and therefore, it may be very difficult for purchases of our Common Stock to liquidate their investments at a favorable price or at all.

        The market price of our common stock may fluctuate significantly

        The market price of the Common Stock could be subject to significant fluctuations in response to:

  •
  the fact that our stock trades on the OTC Bulletin Board,

  •
  variations in quarterly and yearly operating results,

  •
  general trends in our industry, and

  •
  changes in state or federal regulations affecting the Company or our industry.

        In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. Broad market fluctuations may adversely affect the market price of our Common Stock. Additionally, because our common stock is expected to trade on either the OTC Bulletin Board or the pink sheets, a combination of limited liquidity and significant price fluctuations may prevent an investor from being able to liquidate their investments at a favorable price or at all.

        Our current officers and directors retain a stock ownership amount sufficient to control the company

        Our current officers and directors of OwnerTel own, in the aggregate, approximately 73% of the outstanding Common Stock. Accordingly, the current officers and directors of OwnerTel, acting as a group, have the ability to elect all of the directors of OwnerTel and control OwnerTel's management, operations, and affairs.

        The large number of shares eligible for immediate and future sales may depress the price of our stock

        Sales of substantial amounts of our common stock in the open market or the availability of a large number of additional shares for sale could adversely affect the market price of our common stock. Substantially all of our outstanding shares of common stock have either been registered for public sale or may be sold under Rule 144 promulgated under the Securities Act of 1933, as amended. Therefore, all of these shares may be immediately sold by the holders. A substantial increase in the volume of trading in our stock could depress the price of our common stock.

        Our customer promotion may make it more difficult for us to raise additional capital

        The persons who receive shares of our common stock in our customer promotion may sell these shares at any time at prices that may be less than the price that we are selling shares during this offering or may propose to offer shares in a subsequent offering. This may make it more difficult for us to successfully consummate this or a subsequent offering.

        Purchasers of our common stock will incur immediate and substantial dilution

        Our existing shareholders acquired their shares of common stock at an average cost substantially below the assumed offering price set forth on the cover page of this prospectus. In addition, we plan to distribute up to 1,000,000 shares of common stock, at no cost, to our customers. Therefore, the purchasers of common stock in the offering will experience immediate and substantial dilution.

        We have reserved a substantial number of shares for issuance upon exercise of options and warrants that may cause substantial dilution

        We currently have reserved 1,000,000 shares under our 2001 Stock Option Plan (see "Management—Stock Option Plan") to issue to grantees and recipients to purchase shares of our common stock. The exercise of options by a substantial number of grantees and recipients within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of equity securities.

        We will be subject to the penny stock rules which may adversely affect trading in our stock

        Because our common stock is not listed on any securities exchange or the Nasdaq Stock Market and may not have a trading price of at least $5.00 per share, our common stock is subject to federal penny stock regulations. As a result, the market liquidity for the shares being offered in this offering could be adversely affected because these regulations require broker-dealers to make a special suitability determination for the purchase and to have received the purchaser's written consent to the transaction prior to the sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. As a result, it may be more difficult for a broker-dealer to sell the shares purchased by an investor in this offering.

        We may not receive favorable tax treatment for common stock awarded to our customers through our promotion program

        The tax treatment for OwnerTel for the Common Stock awarded to our customers is not certain and may be subject to challenge by the Internal Revenue Service. The question of corporate tax deductibility, equal to the amount of ordinary income reported by the customer, is a controversial issue and may not qualify as a tax deduction under Internal Revenue Code section 162. Alternative methods of accounting for the tax consequences of this event are to treat the value of the stock awarded through promotional contests as currently deductible, an asset to be amortized as a startup cost, or never deductible.

FORWARD-LOOKING STATEMENTS

        In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information.

        You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Plan of Operations," included in our reports filed with the Securities and Exchange Commission and incorporated herein by reference, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

        OwnerTel will not receive any of the proceeds from the sale of common stock by the Selling Shareholders. See "Plan of Distribution."

BUSINESS

Background

        OwnerTel was formed on July 2, 2001 under the laws of the State of Georgia. OwnerTel has recently begun marketing TransNet's local and long distance telephone and internet service.

Business Strategy

        OwnerTel is a marketer for resellers of local and long distance telephone and internet service. In September, 2001, OwnerTel entered into a marketing agreement with TransNet, to sell local and long distance telephone and internet services on behalf of TransNet for commission based compensation.

        Ultimately, OwnerTel intends to become its own reseller of local and long distance telephone and internet service. In order to become a reseller, OwnerTel must acquire public service commission certifications in all states in which we desire to become a reseller, and in order to advance this process, we have entered into an Option and Services Agreement with TransNet. Under the terms of the Option and Services Agreement, OwnerTel has a one-year option to acquire TransNet's public service commission certifications and long distance telephone customer base, in whole or in part (which option was extended through December 31, 2002, as of September 21, 2002), and TransNet has agreed to provide OwnerTel with customer service and billing and collection services for any customers OwnerTel acquires. In those states in which OwnerTel is unable to acquire TransNet's public service commission certifications due to regulatory constraints, OwnerTel intends to apply for the public service commission certifications on its own.

        OwnerTel's long-term strategy is to achieve continued growth and profitability by focusing its marketing efforts on residential customers and small-to mid-sized businesses, by reducing its overall cost of delivering local and long distance telecommunications and internet services, by providing back office support for other resellers, and by developing additional reseller and provider relationships and products to expand OwnerTel's target market and product mix while improving profit margin. OwnerTel also intends to develop a network of independent sales agents, which OwnerTel believes is the most cost-effective method to acquire customer accounts.

SELLING SHAREHOLDERS

        The following table sets forth certain information with respect to the Selling Shareholders. The number of shares of common stock that may actually be sold by the Selling Shareholders will be determined by the Selling Shareholders, and may depend upon a number of factors, including, among other things, the market price of our common stock.

        The table below summarizes information concerning the beneficial ownership of common stock of the Selling Shareholders as of the date of this prospectus. We base the share amounts shown for each person's beneficial ownership of OwnerTel as of the date of this prospectus, unless we indicate some other basis for the share amounts. All information concerning beneficial ownership has been furnished by the Selling Shareholders. None of the Selling Shareholders has held any position or office, or had any marital relationship with our officers or directors in the past three years except as noted below.

Name	Shares of Common Stock Owned Before Offering	Percentage	Shares of Common Stock Offered	Shares of Common Stock Owned After Offering	Percentage
Edward C. Williams(1)	1,089,500	4.95%	276,000	813,500	3.69%
Melvin McCallister	167,000	*	47,000	120,000	*
Robert Strom	40,000	*	20,000	20,000	*
Regina L. Shafer	3,000	*	3,000	—	*

*
Less than 1%.

(1)
Includes 46,000 shares beneficially owned by Global Castings, Inc.

PLAN OF DISTRIBUTION

        The Selling Shareholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the OTC Bulletin Board or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to the following types of transactions:

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  face-to-face transactions between sellers and purchasers without a broker-dealer;

  •
  short sales;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        From time to time, the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of such securities, and may sell and deliver the shares in connection therewith or in settlement of securities loans. From time to time, the Selling Shareholders may pledge their shares pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged shares from time to time.

        In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate in the resales. The Selling Shareholders may enter into hedging transactions with brokerdealers, and in connection with those transactions, brokerdealers may engage in short sales of the shares. The Selling Shareholders also may enter into option or other transactions with brokerdealers which require the delivery to the brokerdealer of the shares, which the brokerdealer may resell pursuant to this prospectus. The Selling Shareholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may affect sales of the pledged shares pursuant to this prospectus.

        Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sale. The Selling Shareholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

        Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

        There is no assurance that the Selling Shareholders or their transferees will sell any or all of the shares offered by them in this prospectus.

LEGAL PROCEEDINGS

        OwnerTel is not a party to, nor is it aware of, any pending legal proceeding. Management believes there is no litigation threatened in which OwnerTel faces potential loss or exposure or which will materially affect shareholders' equity or OwnerTel's business or financial condition upon completion of this offering.

LEGAL MATTERS

        The legality of the shares of Common Stock being offered hereby will be passed upon for OwnerTel by Greenberg Traurig, LLP of Atlanta, Georgia, who is acting as counsel for OwnerTel.

EXPERTS

        The financial statements of OwnerTel included in this Prospectus have been audited by Rodefer Moss & Co., PLLC, independent public accountants, as indicated in their report (included herein) on OwnerTel. These financial statements have been included in this prospectus and in the Registration Statement in reliance upon the authority of the accounting firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

        We intend to give to our shareholders annual reports containing financial statements audited and reported upon by our independent public accounting firm and we intend to make available quarterly reports for the first three quarters of each year containing unaudited interim financial information.

        OwnerTel has filed a Registration Statement with the Commission in accordance with provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and to OwnerTel, reference is made to the Registration Statement, including the Exhibits filed as a part thereof, copies of which can be inspected at and copied at the prescribed rates at the Public Reference Section of the Commission Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Commission's regional offices: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 606612511. In addition, OwnerTel is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. We will provide, without charge and upon request, a copy of the information that is incorporated by reference in the Prospectus. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contract or other document which are deemed material.

        The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the Commission which are not included in this prospectus. The information incorporated by reference is considered part of this prospectus. We incorporate by reference the documents listed below:

          (a)  The Registrant's annual report filed on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Commission on April 15, 2002;

          (b)  The Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

          (c)  The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2002, filed with the Commission on August 13, 2002;

          (d)  The Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 2002, filed with the Commission on November 13, 2002;

          (e)  The Registrant's amendment to its quarterly report on Form 10-QSB/A for the quarter ended June 30, 2002, filed with the Commission on November 14, 2002; and

          (d)  The description of the Registrant's Capital Stock contained in the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 2, 2002.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

OwnerTel, Inc.
Attn: William G. Head III
President
1413 S. Howard Avenue
Suite 209
Tampa, Florida 33606
Telephone: (813) 253-3353

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer or solicitation is not authorized. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

        The statements that we make in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to the copy of that document, which is filed as an exhibit to the registration statement. You can obtain copies of these documents from the Commission or from us, as described above.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        The Articles of Incorporation of OwnerTel eliminate, subject to certain limited exceptions, the personal liability of a director to OwnerTel or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of OwnerTel; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of OwnerTel or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        OwnerTel's bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of OwnerTel has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that he or she was a director or officer of OwnerTel, Sections 14-2-852 and 14-2-857 of the GBCC would require OwnerTel to indemnify such person against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows OwnerTel to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        The indemnification provisions in OwnerTel's bylaws require OwnerTel to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of OwnerTel) because he or she is or was a director of OwnerTel, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of OwnerTel also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have OwnerTel advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and controlling persons of OwnerTel pursuant to the foregoing provisions, or otherwise, OwnerTel has been told that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

        OwnerTel, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

          (a)  The Registrant's annual report filed on Form 10-KSB for the fiscal year ended December 31, 2001, filed with the Commission on April 15, 2002;

          (b)  The Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2002, filed with the Commission on May 15, 2002;

          (c)  The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2002, filed with the Commission on August 13, 2002;

          (d)  The Registrant's quarterly report on Form 10-QSB for the quarter ended September 30, 2002, filed with the Commission on November 13, 2002;

          (e)  The Registrant's amendment to its quarterly report on Form 10-QSB/A for the quarter ended June 30, 2002, filed with the Commission on November 14, 2002; and

          (d)  The description of the Registrant's Capital Stock contained in the Registrant's Registration Statement on Form SB-2 filed with the Commission on July 2, 2002.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference.

Item 4. Description of Securities

        Not applicable.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        The Articles of Incorporation of OwnerTel eliminate, subject to certain limited exceptions, the personal liability of a director to OwnerTel or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of OwnerTel; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of OwnerTel or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

        OwnerTel's bylaws contain certain provisions which provide indemnification to directors that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the GBCC. To the extent that a director or officer of OwnerTel has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that he or she was a director or officer of OwnerTel, Sections 14-2-852 and 14-2-857 of the GBCC would require OwnerTel to indemnify such person against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The GBCC expressly allows OwnerTel to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

        The indemnification provisions in OwnerTel's bylaws require OwnerTel to indemnify and hold harmless any director who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of OwnerTel) because he or she is or was a director of OwnerTel, against expenses (including, but not limited to, attorney's fees and disbursements, court costs and expert witness fees), and against judgments, fines, penalties, and amounts paid in settlement incurred by him or her in connection with the action, suit or proceeding. Indemnification would be disallowed under any circumstances where indemnification may not be authorized by action of the board of directors, the shareholders or otherwise. The board of directors of OwnerTel also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have OwnerTel advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and controlling persons of OwnerTel pursuant to the foregoing provisions, or otherwise, OwnerTel has been told that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

        The Company believes that the issuance of the shares to the Selling Shareholders were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder, as a transaction by an issuer not involving any public offering. The Selling Shareholders are consultants to the Company and are deemed sophisticated with regard to an investment in the Company, no broker-dealer was involved in the issuance of the shares, and the shares have been subject to appropriate transfer restrictions.

Item 8. Exhibits

Exhibit Number	Exhibit
5.1	Opinion and consent of Greenberg Traurig, LLP
23.1	Consent of Independent Public Accountants—Rodefer Moss & Co.
23.2	Consent of Greenberg Traurig, LLP is contained in Exhibit 5
99.1	Consulting Agreement with Edward C. Williams
99.2	Consulting Agreement with Frank Manfredi
99.3	Consulting Agreement with Robert Zuk
99.4	Consulting Agreement with Gilbert Coan
99.5	Consulting Agreement with Melinda Masters
99.6	Consulting Agreement with Melvin McCallister
99.7	Consulting Agreement with Dominic Richardson
99.8	Consulting Agreement with Joseph F. Morgan
99.9	Consulting Agreement with Joseph Carter II
99.10	Consulting Agreement with James Foster
99.11	Consulting Agreement with William Turrentine
99.12	Consulting Agreement with Robert Strom
99.13	Consulting Agreement with Gregory R. Catinella
99.14	Consulting Agreement with Parnell S. Crittenden
99.15	Consulting Agreement with John Stover
99.16	Consulting Agreement with Regina L. Shafer

Item 9. Undertakings

        A.    The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report, pursuant to Section 13(a) or

Section 15(d) of the 1934 Act that is incorporated by reference into the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(The rest of this page is left intentionally blank)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 16, 2002.

OWNERTEL, INC.
By:	/s/ WILLIAM G. HEAD, III William G. Head Chairman of the Board, President, and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	POSITION	DATE

/s/ WILLIAM G. HEAD, III William G. Head, III	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 16, 2002
/s/ ELIZABETH CREWS Elizabeth Crews	Secretary and Director (Principal Financial and Accounting Officer)	December 16, 2002

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
RESALE PROSPECTUS
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
BUSINESS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES